Exhibit 99.2

American Apparel Inc.
Third Quarter 2008 Earnings Conference Call
November 10, 2008

Operator:  Please stand by.  We’re about to begin. Good day everyone and welcome to the American Apparel Inc. third quarter 2008 earnings conference call.  Please be aware that today’s conference is being recorded.  And now for opening remarks and introductions, I would like to turn the call over to Ms. Jean Fontana of Integrated Corporate Relations.  Please proceed, Ms. Fontana.

Jean Fontana:  Good afternoon.  I’m going to read the Safe Harbor before we get started.  I would like to remind you of the language.

The statements contained in this conference call, which are not historical facts, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Reform Act of 1995.  Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, all of which are described in the company’s filings with the SEC.

We’re going to allot about an hour for this call.  So let’s close it down around 6 pm.  And now I will turn the call over to Adrian Kowalewski, the company’s Director of Corporate Finance and Development.

Adrian Kowalewski:  Thank you and good afternoon everyone.  I’m joined today by Dov Charney, CEO, and Bill Gochnauer, Interim CFO.  After my opening remarks, I plan to go through the third quarter financial results in detail and then turn the call over to Dov for Q&A.

I’d like to just start out briefly by saying we’re very pleased with our financial results for the third quarter.  Revenues totaled $154.8 million, a 45.2% increase over the third quarter of 2007.  This was driven by a 24% comp in the period on top of a 27% comp the year before.  During the third quarter, we recognized a $13.2 million merger related stock based compensation expense due to the grant of approximately 1.9 million shares of common stock to our manufacturing employees.  This stock grant was pursuant to the terms of the merger agreement with Endeavor and represents $12.1 million of stock based compensation expense and $1.1 million of employer related payroll taxes.  Net income for the quarter was $2.3 million or $0.03 per share after taking into account the impact of the stock based comp expense.  Backing out the stock based compensation expense, net income would have been $11.1 million or $0.16 per share.

During the third quarter, we opened a total of 33 new retail stores including our first stores in China, Brazil and Austria.  In the company’s five years of retail operations, this is the largest number of stores the company has opened in a single calendar quarter.  We also opened all eight of the former Sharper Image stores we mentioned on our last conference call.  As of September 30th, we had opened a total of 48 stores on the year and, with the seven additional stores open in October, we have already achieved the high end of our guidance range with 55 store openings on the year.

Looking back at the third quarter, we continue to make progress toward our other goals in our first year as a publicly traded company.

We significantly increased our production capacity in the third quarter.  Our total manufacturing headcount increased by 750 people including over 450 in selling and approximately 150 people each at our garment dye facility in South Gate and at the former US Dyeing & Finishing facility in Garden Grove.  We also removed raw material storage from our headquarters facility, to the Imperial employee factory building, released at the beginning of July and added additional selling footprints at headquarters.

On the systems side, we are moving forward with phase two of the implementation of our ERP system.  Phase II, as we mentioned on our last call, will cover distribution, warehouse management, MRP and advanced forecasting, order entry, and advanced quality control for manufacturing.  With respect to Phase I, we are starting to see some of the efficiencies on the map side with the visibility as a new ERP system has given us on our inventory position.

In the accounting department we have made three key hires in the quarter; one being an experienced controller for our manufacturing operations; the second being an experienced controller for our international business; and the third, an assistant corporate controller.  All three have CPAs and two have a background in audit at Big Four firms.  As part of our efforts to improve the timeliness of our financial reporting, we also began the implementation process for financial consolidation software platform on which we plan to eventually supplement with the planning and budgeting modules.  On the finance side, with the hiring of a financial planning manager in Q3, we are currently in the beginning stages of our budgeting process for 2009 which we believe will lead to tighter expense controls and more rigorous capital allocation going forward.

On the Sarbanes-Oxley front, we continue to be on track and continue to expect to demonstrate significant progress to remediate any deficiencies by year end.

Overall, the filling in of our infrastructure continues to be a high priority.  We believe we have made significant strides in that regard over the past six months in particular, although we realize that there is still much work to be done.  Despite the global economic downturn, we believe that our business is as well positioned as it has ever been.

Switching gears now, I will turn to our third quarter financial results in more detail.

For the third quarter of 2008, net sales totaled $154.8 million, an increase of 45% over the third quarter of ‘07.  Total comparable store sales increased 24% for the third quarter on a constant currency basis.

We are very pleased with the performance of our existing stores so far this year which delivered a 36% comp sales increase in Q1; 23% in Q2; and accelerated result in Q3 fighting tougher comparisons.  The increase in Q3 was on top of a 27% comp in Q3 of ‘07 and made more impressive due to a large number of new stores opened international eh third quarter of ‘08.  The average sales productivity for stores open for more than 12 months for the LTM period ended 9/30/08 was approximately $1.5 million.  Our newly opened stores are also currently performing above planned.

Gross margin in the third quarter, including the $13.2 million margin related stock compensation expense, decreased by 510 basis points to 50.1%.  Excluding the impact of the stock award, gross margins for the third quarter was 58.7%, an increase of 350 basis points over the same period last year.  This increase is mainly due to a higher mix of retail and online consumer sales, resulting from our continued store expansion in the US and in international markets, as these sales generate a higher gross margin.  Due to the more rapid growth of our retail business, the US wholesale segment represented just 29.9% of sales in the third quarter versus 37.6% a year ago.

Operating expenses increased 50.1% to $70.8 million or 45.7% of sales representing an increase of 150 basis points.  Operating expenses increased due to a higher payroll, rent and occupancy expense related to the increase in the number of retail stores in operation over the past 12 months, leases signed on approximately 40 stores in our pipeline, and an increase in advertising expense.  Pre–store opening expenses for retail stores were $4.4 million in the third quarter of ‘08 versus $0.9 million in the same period last year.  Approximately $0.8 million of deferred rent expense was included in pre-opening expenses in the third quarter of ‘08.  Operating expenses were also higher due to an increase in corporate expense of approximately $3.1 million related to an increase in accounting and professional fees as a result of American Apparel operating as a public company in 2008, additional payroll, and increased IT and other office related expenses.

Operating income for the third quarter, excluding the $13.2 million stock based compensation expense, increased 71.1% to $20 million from $11.7 million in the prior year period.  These operating results represent a 200 basis point increase over the same period last year.  Including the impact of the stock based compensation expense, operating income was $6.8 million.

Interest expense for third quarter totaled $3.2 million as compared to $4.4. million for the third quarter of ‘07.  The decrease in the interest expense I primarily due to a lower LIBOR rate in which the company’s asset base revolver borrowings are determined.  Interest expense of the period included approximately $0.8 million of loan fees.

Our tax rate for the period was 26.9% due to federal and state enterprise zone tax credits arising from the company’s expanded hiring and manufacturing operations in downtown Los Angeles.  The effective tax rate for the nine months ended September 30th, 2008 was 33.5%.

Net income for the third quarter, adjusted for the stock based comp expense, was $11.1 million or $0.16 per diluted share as compared to 6 million or $0.12 per diluted share in the same period a year ago.  Including the stock based comp expense, earnings per share were $0.03 per diluted share for the third quarter of ‘08.  Weighted average fully diluted shares outstanding were 70.3 million for the quarter versus 48.4 million shares last year.

I will now briefly go into the operating results for each of our four business segments.

Sales for our U.S. Retail segment increased 48.5% to $46.7 million.  We ended the period with 129 stores in the US up from 96 stores in the same period last year.  Comparable store sales in our US retail division were up 24% during the third quarter.  Gross profit also rose 48.4% to $35.6 million.  Gross margin was 76.2% as compared to 76.3% for the third quarter of 2007 representing a decline of 10 basis points.  Operating income grew 47% to $10.6 million or 22.8% of sales as compared to $7.2 million or 23% of sales in the same period last year.  Pre-store opening expenses for US retail were $2.9 million in the quarter versus $0.7 million in the quarter a year ago.

Sales for our Canada segment increased 63% to $19.9 million. At the end of the period we had 34 stores in Canada, up from 25 stores a year ago.  Comparable store sales in our Canada segment were up 39%.  Gross profit rose 90% to $13.9 million and gross margin was 69.9% as compared to 59.9% for the third quarter of 2007 driven by a decrease in the percentage of sales coming from wholesale.  Operating income increased $5.1 million to $6.4 million or 32.3% of net sales as compared to $1.3 million or 10.3% of sales in the same period last year.  Pre-store opening expenses were approximately $0.2 million in the current quarter.

Sales for our international segment increased 83.5% to $42 million.  We finished the quarter with 65 stores in 17 countries up from 42 stores a year ago.  Comparable store sales in our international segment were up 17%.  Gross profit rose 95.4% to $31.6 million and gross margin was 75.1% as compared to 70.5% for the third quarter of 2007, representing an increase of 460 basis points driven by an increase in mix attributable to retail sales and selective price increases put through in the third quarter of 2008.  Operating income increased 151% to $10.4 million or 24.8% of sales as compared to $4.1 million or 18.1% of sales.  Pre-store opening expenses were approximately $1.3 million in the current quarter.

Net sales for the company’s U.S. Wholesale division increase 15.3% to $46.2 million driven by a 9.5% increase in wholesale sales and a 62.1% increase in online consumer sales.  The wholesale segment benefited from an improved inventory position as production was ramped up during the period while the increase in online consumer sales attributable to a higher level of strategic advertising and greater brand recognition.  Online consumer sales in the US were $7.2 million for the quarter versus $4.4 million in the same quarter a year ago.  Adjusted for the stock based compensation expense, gross profit decreased $1.6 million or 4.2 % to $9.8 million.  Gross margin was 21.2% in the third quarter of 2008 versus 28.5% in the same period of 2007.  The decrease in the wholesale gross margin was primarily due to the continued hiring of a significant number of new manufacturing employees in the period and increased manufacturing costs due to increased production volume of retail products.  The margin was favorably impacted by $1.1 million or 2.4% due to the decrease in inventory (inaudible) reserves given the expansion of the company’s outlets for operations and improved inventory composition.  Inventory—sorry, operating income, rather, excluding the share grant totaled $2 million or 4.3% of net sales as compared to 5.6 million or 13.9% of sales in the same period last year.

Turning to liquidity, we finished the quarter with $111.6 million of debt on our balance sheet and $13.9 million in cash.  As of September 30th, we had approximately $7.1 million of excess availability on our revolver.  Our $51 million second lien term loan matures in January 2008.  If that loan cannot be refinanced in a manner acceptable to our senior lender, the senior revolvers’ comes due a month prior to that on December 19th.  We are currently in the discussion with a number of parties including our current second lien lender on a possible extension of existing credit facility or alternative financing options.

Capital expenditures for the period were approximately $21 million and inventory increased approximately $26 million from the end of the second quarter to support continued growth in retail and wholesale.  We believe that the current inventory levels are more than adequate to support our business going forward and anticipate holding at this level of inventory or lower through the balance of the year.

As we mentioned in the earnings release, we are maintaining our earnings guidance for the year.  The company continues to expect diluted earnings per share in the range of $0.32 to $0.36 before giving effect to the compensation expense arising from the merger related stock back out of which 800,000 shares are expected to be distributed in the fourth quarter of 2008 to eligible administrative and retail employees.

Turning to our store opening guidance, since we have been able to expedite the opening of a large number of stores in the third quarter, we are ahead of where we expected to be with respect to our retail expansion.  We currently have a pipeline of approximately 40 signed leases for new retail stores and anticipate that approximately 25 of these stores will be open before the end of the year which will bring up to approximately 80 store opening s by yearend.  While we recognize that the overall economic climate is difficult, particularly in retail, the sales performance of the stores we opened during the period has exceeded our expectations and through the end of October overall we have not experienced any discernable weakening in demand at our retail business.

Nevertheless, since the beginning of September we have not initiated any new retail leases and we plan to work through our remaining pipeline before committing to a significant number of new locations.  With a greater than anticipated number of store openings falling into 2008 rather than 2009, we expect the number of store openings in 2009 to be lower but our average annualized store growth rate should come in closer to our original longer term goal of 20 to 25% unit growth per year.  We believe that by slowing the pace of expansion we will position ourselves to better take advantage of the potential improvement in leasing terms in 2009.  We also believe that a slower expansion next year, perhaps weighted towards the back half of the year, will also allow us to better assess what the economic downturn is having on affect on our customer base, thereby giving us the flexibility to calibrate our expansion accordingly.  Our overriding goal for 2009 is to generate significant free cash flow from operations.

We expect to share more about our outlook for 2009 in January at the ICR XChange Conference, and when we report our 2008 yearend results.

With that, I will turn it over to Dov and open it up to Q&A.

Operator:  Ladies and gentlemen, our question and answer session will be conducted electronically.  If you would like to ask a question, you may do so by pressing the star key followed by the digit one on your touchtone telephone.  If you are using your speakerphone, please release your mute function to allow your signal to reach our equipment.  Once again, ladies and gentlemen, to ask a question you may do so by pressing star-one at this time.  And once again, ladies and gentlemen, that is star-one to ask a question.

And your first question will come from Todd Slater with Lazard Capital.

Todd Slater, Lazard Capital Markets:  Thanks very much and congratulations.  I wanted to see a real (inaudible) in this environment.

Dov Charney:  Thank you, Todd.

Todd Slater:  I was—my first question is just about the guidance.  I think you’re at about $0.28 year-to-date and you maintain your annual guidance of 32 to 36 which means fourth quarter of $0.06 to $0.12.  And you said you’ve seen no discernable change in demand.  So I’m wondering if the fourth quarter revs are kind of in line where we think they are and for the third quarter.  Is there something about the fourth quarter in terms of profit, you know, either on the gross margin side or leverage side that you think is going to change sequentially?  I know we’re focused year over year but, you know, given the same type of revenue what would cause that much of a contraction in the margin that you were to hit those numbers?

Dov Charney:  Adrian, do you want to start answering that question?

Adrian Kowalewski:  Yes, sure.

Dov Charney:  I’ll follow it with a comment.

Adrian Kowalewski:  I think, Todd, one of the things you have to keep in mind is that our wholesale business typically trails off in Q4.  And if you look at just the trend of our earnings last year, there was a deceleration of profitability in the fourth quarter as we manufacture more winter styles and more retail styles.  So it’s both a revenue issue and it’s a margin issue.

Todd Slater:  So wholesale trails off—isn’t wholesale a lower margin business, so wouldn’t that positively impact the overall gross margin and not margin and…?

Dov Charney:  I mean, you know, we want to cover, you know, we want to be conservative and we don’t want to over promise.  It’s very difficult to calibrate a factory of this many people. We have thousands of employees.  You know, if you write in too much overtime your profitability drops.  If you—you could also have an under—under deployment problem in the factory where you’re running it—if you’re running at 4.5 days for example your profitability drops again because you’re not getting leverage on all of the overhead costs of the factory.  So it’s a difficult moment to calibrate everything. We think we’re going to be successful and if we’re more successful, you’ll have the upside.  And if not, at least we’ll make what we originally said we would make.  So we don’t want to raise the target for ourselves unnecessarily.  It’s—we’re running, you know, we’re directing very large scale manufacturing operations.  It’s one of the largest factories—clothing factories now in the world.  And we’re doing a good job at it.  We have the new ERP system and, you know, some elements of the new ERP system in place.  And you know, each year we’ll get better at it.  But this is a complex moment for everybody and, you know, we ought to see where there are decelerations and so forth in terms of which products are working, which products are not.  We’re also integrating a lot of new employees so there’s an issue there.  But we might, you know, we’ll see how it goes.

Todd Slater:  Okay, are you…?

Dov Charney:  (Inaudible) numbers we put out there that’s for sure.

Todd Slater:  Are you integrating more people in the fourth quarter than you were in the third?

Dov Charney:  No, I think—I think at this point, you know, it’s well known we’ve hired a lot of employees, okay.  And it takes years to train these people.  We’re entering new product categories, you know, we’re moving people around.  You know, we have—you saw the same store sales growth is there, it’s also—we’re also making a lot of new products that we’ve never made before. We’re trying to capture (inaudible) in cold weather, you see our same store sales in Canada are strong. And I think they’ll continue to be.  It’s just a matter of—in that, you know, this is going to take years to perfect.  We’re new at the game.  By the way this is—November marks five years of retail for us, you know, and we’re just learning—working our—this company is in its adolescence and it will take some time.  And you know, I’d rather—I don’t want to run this company just for, you know, like I want to be able to enter new product categories and there’s a learning curve so that could be an issue.  Okay, absorbing all the new workers is an issue.  There are some issues but I think—I think we’re doing very well as Adrian has put forth in the introductory remarks today.  There’s a lot of meat and potatoes there for people to get excited about.

Todd Slater:  Yes, it sounds like it’s more conservatism than anything else.  Just…

Dov Charney:  I would say that.

Todd Slater:  Just on the last call you guys said the run rate of new stores is tracking at—I think if I remember correctly. $1.6 million which was higher than that—a little higher than the older stores.  Do you have an update on this?  Did you mention that in this call?  I might have missed it, I apologize.

Dov Charney:  I don’t think we’ve touched upon it on this call.  But definitely just because a lot of the new stores we picked out are more mature retail locations.  We have some very good numbers right out of the (inaudible) especially in some of the, you know, especially in some of the higher grossing malls or some the, you know, where we’ve opened in major cities on, you know, such as we opened a store on 27th where I think it’s near FIT on 7th Avenue and 30th Street approximately.  And that store is pretty strong right out of the gate.  We have a store we’re going to open up on Broadway and Howard we think, you know, it’s a higher—one of our higher rentals in the entire portfolio of stores that we have.  We think that’s going to be a very high run rate store, you know.  So naturally some of the new stores are still trend gin up.  We’ve maybe even brought on $1.6 million but I don’t have that number in front of me.  But I can tell you anecdotally, we’re not interested in opening slow maturing stores right now.  It’s not—we’ve had some of those and we’ve nurtured some of them to their full performance but we’re more interested in hiring, you know, in taking on larger revenue grossing stores (inaudible).

Todd Slater:  Okay.  I just have one more question and then I’ll step aside.

Dov Charney:  Go ahead, Adrian.

Adrian Kowalewski:  Yes Todd, I was just going to say…

Todd Slater:  Yes, go ahead, Adrian.

Adrian Kowalewski:  One of the reasons we didn’t put out that number was because a lot of the stores that we just recently opened have only been opened for a month or two and so we thought it wouldn’t really be helpful because it’s going to take awhile for those stores to really come into their own to see how they’re going to be performing.  The other thing too to keep in mind is that early in the year when we gave out our run rate number for the new stores, it was more heavily weighted toward international locations which, historically on average, tend to gross higher than the US locations.  Third quarter of ‘08 we opened up a lot of US location, so on average those tend to be a little bit lower.

Todd Slater:  Okay, maybe you can update us on—at ICR.  Can you just talk a little bit about the effects of this strengthening dollar or the currency movements and how we should think about that going forward?  (inaudible)

Dov Charney:  I think—I think the fact that we’re diversified for many countries is a positive thing.  Not all currencies are down. The Japanese yen seems to be holding—holding its ground.  Also understand that only 25% of our cost of goods is in US dollars.  We have more rental and payroll expenses outside of the United States like per dollar sold than in the cost of goods itself.  I think if you do some research and compare us to other clothing companies within our comp set, you’ll find that our cost of goods is lower than anybody else.  So the upside to that is that if the dollar—if the Canadian dollar drops, for example, and cost of goods is only 20, 25% of the (inaudible), we’re not that affected.  We’re not that affected by the currency change.  Also we feel confident we can raise prices because we have a made in use product.  People understand, you know, if it’s $15 in the States and the Canadian dollar is trading at $0.80, that’s got to be $17, $18 in Canada and people are comfortable with that. So we might even be able to, you know, we don’t think we’re going to have that much impact as a result of the currency movements.  If we do, you know, there’s going to be some temporary impact but as the dollar moves we can increase pricing and also we have some SG&A leverage on the international scene.  As you saw from Adrian’s introductory remarks, if sales for our international segment increase 83.5% to 42 million, sales for our Canada segment increase 63% and 19.9 million.  Those increases—in those territories, for example, we’re going to have a lot of profitability leverage that’s going to take place as a result of SG&A going—decreasing as a percentage of sales. So overall we’re going to perform on the international scene.  And just because the currency drops in one territory, you also may have high performance.  Like Canada the currency is dropping but same store sales are very high.  We’re experiencing right now some of our highest same store sales in Canada at this time.  I’m not going to give you all the numbers, but I can give you a little—little segue into what’s going on over there. So the currency is dropping but it seems like we’re making more money anyway.  Kind of one situation kind of offsets the other.

Todd Slater:  Okay.  Well thanks very much and, again, very impressive results.  Keep up the good work.

Dov Charney:  Thanks, Todd.  Anybody else have any questions?

Operator:  And from Monness, Crespi, Hardt, we’ll hear from Matthew Wiger.

Matthew Wiger:  Hey gents, how are you?

Dov Charney:  Hello Matt.  How are you?

Matthew Wiger:  I’m good.  Adrian, is it possible that I can get a breakdown of the selling warehouse (inaudible) G&A?

Adrian Kowalewski:  That should be in the 10-Q I think is going to be filed, if not now, tomorrow morning.

Matthew Wiger:  Okay.

Adrian Kowalewski:  I don’t have it in front of me right now.

Matthew Wiger:  That’s fine.  Can we get a breakdown of the pre-opening international versus US, the $4.4 million?

Adrian Kowalewski:  Sure. For the third quarter it was $2.9 million in the US, about $200,000 in Canada, and $1.3 million in international segment.

Matthew Wiger:  Okay. And then—and the split for Q4 in terms of openings, international versus US?

Adrian Kowalewski:  With the—we expect, like we said, probably 25 store openings before the end of the year.  It’s a little bit weighted towards the US but, you know, historically it’s been about 50/50.  So it might be a little bit skewed more towards the US in the remaining months.

Matthew Wiger:  Okay.  And then would the, you know, it’s a pretty big surge in the accounting and professional fees yet you said 2.9 million increase year on year.  And 3.3 million last quarter felt like a run rate.  I mean, what are we looking at?  Is that going to come in a little bit from here forward or…?

Adrian Kowalewski:  I think part of that’s related to, you know, like we said the increased professionals that we have as a result of being a public company, some of that is Sarbanes-Oxley work.  I think going forward, as we bring in more people in house and rely less on outside contractors, we’re going to get a better handle on those costs.  It’s also going to reduce our outside fees such as, you know, our audit fees and so forth.  So we’re—it’s obviously something that we’re carefully monitoring and it is higher than we’d like right now.  But we’re hopeful that we can bring it down.

Matthew Wiger:  What was the total amount for the quarter?

Adrian Kowalewski:  For?

Matthew Wiger:  It was $2.9 million year on year?

Adrian Kowalewski:  The increase of the accounting and professional fees, yes.  I don’t have it broken down by category.  I mean it’s—that aggregates a lot of different numbers.

Matthew Wiger:  Okay.  Advertising expense increase you alluded to, what was the actual increase or the total amount?

Adrian Kowalewski:  You know, I don’t have that in front of me either.

Matthew Wiger:  Okay.  I’ll follow up with you after.

Adrian Kowalewski:  Yes (inaudible).

Matthew Wiger:  (Inaudible)

Adrian Kowalewski:  It’s all disclosed in the 10-Q.

Matthew Wiger:  That’s fine.  Okay, thanks guys.

Operator:  And once again ladies and gentlemen, it is star-one to ask a question.

And from Ladenberg we’ll hear from Mickey Schleien.

Mickey Schleien:  Hi Dov.  It’s Mickey with Ladenberg.

Dov Charney:  Hi Mickey.

Mickey Schleien:  Dov, one pretty straight forward question; one a little bit harder.

The more straightforward one is the renewal of—what is the status of the renewal of the lease on the headquarters building?

The more, less straightforward question is same store sales for next year.  I realize you haven’t introduced guidance for 2009 but you’ve given us a bit of a hint given that you’re not committing to new leases going into next year given how weak the economy appears to be at least here.  With that in mind, can you give us a sense of what you’re thinking in terms of same store sales for 2009?  You know, can you continue to accomplish the sorts of growth rates that we’ve seen this year and last or are we starting to see a point in terms of revenue per store where it’s going to become a more organic story as time goes by in terms of store growth?

Dov Charney:  Well let me—let’s answer your first question regarding the situation with the real estate in Los Angeles.  There’s a surplus of industrial real estate in downtown Los Angeles.  We have an enormous amount of optionality there.  We obviously have some loyalties to our current landlord and we’re going to see what we can do there.  So there could be some savings in that arena.  Or we could look at some other alternatives in the area.  Like we’ve just rented a toy building and we’ve rented—there was an additional industrial space we rented as well and we’re seeing rents way down on that in terms of the industrial—industrial real estate in Los Angeles.  So I think we’re going to be okay over there.  The second thing you asked about as far as sales whether it’s—could you rephrase the question more precisely and I’ll give you a precise answer.

Mickey Schleien:  Before I do that, just I wanted to make sure I understand what you’re saying on the headquarters.  My understanding was that that lease was almost up.  I don’t know if it’s December or January, but it’s pretty near term.  Wouldn’t this be something you have to resolve very soon in order to avoid a dramatic disruption of your production?

Dov Charney:  I don’t want to get into it on the call, but I think we’re going to be okay over there.  We have a lot of optionality and I don’t want to disclose the terms and conditions of all of that.  I think that we’ll work that out and, you know, Adrian and other will have to get involved and there’ s a little bit of negotiation that needs to take place.  But I don’t think that’s a concern.

Mickey Schleien:  Okay, I understand.

Dov Charney:  (Inaudible)

Mickey Schleien:  My second question was same store sales in 2009.  Given that, you’ve told us that you’re not going to commit to entering into new lease agreements in 2009 until you see how things shake out.

Dov Charney:  I don’t say that we’re not going to enter into new lease agreements in 2009.  We have currently—we have leases that are going to—we have leases that—there are stores that we need to open in early 2009, leases we’ve signed right now.

Mickey Schleien:  Yes.

Dov Charney:  We haven’t entered into, you know, too many lease agreements in the last 30 or 45 days but we intend to continue signing strategic leases.  There’s a lot of good deals out there and if we can find some diamonds, we’re planning to sign some leases.

Mickey Schleien:  Okay.

Dov Charney:  I don’t think this is going to, you know, I still think we’re going to see—and many of the stores we’ve opened now in 2008 relate to part of our 2009 plan, they’re just early opens because we felt compelled to open up stores as quickly as possible.  I still think you’re going to see same stores—I still think you’re going to see square footage growth in 2009 and we might, I think you’ll see—I think actually you’ll see a 20% same—square footage growth.  If you take into account the extra stores we might have opened in November and December this year because they really should be packaged into 2009.  How we got them open early is to our credit and it gives us a longer run time into 2009.

Mickey Schleien:  So the rest of that question was, you know, you look at your revenue per store at this point and benchmarking against some of your peers, you’re already doing extremely well and that’s thanks to, you know, some very solid same store sales this year and last year.  What I’m asking is, are we approaching some sort of saturation level in terms of the productivity that you can generate out of your stores on average?

Dov Charney:  No.  No because if you think about it, I mean, this year we have by December 31 we’re going to have 70 to 80 stores opened.  Those stores are far from mature.  They need a lot of work and the average store—there’s a lot of opportunity there.  I walked into a store—I sometimes (inaudible) some of my colleagues walk into a store we feel is 20, 30, 40% growth opportunity in units that are two year—one year, two year or even three years old.  We have not seen a deceleration yet or a plateauing of productivity growth.  We’re learning how to merchandise the stores better, arrange them better but we’re trying to optimize product mix at each store.  We’re trying to also not just optimize sales at the store; we’re also trying to optimize the expense at the store.  Trying to create fluidity between merchandise employees, inventory employees, sales employees where people have to cross over into different departments.  Or if there’s a store (inaudible) that’s Soho is busy and Broadway is not, transferring employees across town, trying to create fluidity between the different stores in order to create efficiencies with the store payroll that we haven’t had before.  Every week that goes by we learn more about our business.  I’m inside my stores seven days a week and it’s not just me, there is a team—dozens of people that work the same—that have the same commitment as far as getting in the stores and learning about them and trying to figure out how to be more efficient, where to put the bathing suits, how to deal with seasonal shifts, temperature shift, how to deal with the impact of Halloween, if Halloween is on a Wednesday or if it’s on a Friday and what that means.  We’re trying to learn the biorhythm of each store individually and really take advantage of building the top line—trying, you know, taking advantage of the opportunities to build top line but also how to build now bottom line at each individual store.  There’s also all kinds of allocation techniques, micro transfers.  We have a lot of tricks up our sleeves so we feel good about that.  So I hope I’ve answered both your questions.

Mickey Schleien:  Just a quick follow up and I’ll get off.  So despite the fact that, you know, the US economy is almost definitely in a recession and Europe may be as well, do you think expect positive same store sales in 2009?

Dov Charney:  Absolutely.

Mickey Schleien:  Okay.  Thanks Dov.

Dov Charney:  Absolutely.   I mean, you know, there’s an economic recession but if you don’t drive a car and you don’t own any property and, you know, you rent your apartment, you might be able to get a better rental now.  I mean, unemployment scattered from five, six, seven, eight .  let’s say it goes to 8 or 9%, doesn’t mean that our customer base, you know, young, you know, young adults developing their careers, you know, in New York City or London are suddenly going to be out of work because unemployment has gone from 6 to 9%.  We feel strongly about our category.  I mean if you look at Urban Outfitters today (inaudible) that no one is questioning Urban Outfitters itself just yet.  I think young adults are shopping, they’re out there.  There’s a generational shift going on in the market place right now. You can attribute that to how many young people voted for Obama.  Young people are out there.  They’re not necessarily buying cars.  They’re not necessarily worried about stock portfolios or even understand the stock market that well.  Okay, there’s a new generation coming up especially in big cities.  You know, McCain had countries first and, you know, if you look at Obama (inaudible).  That’s what American Apparel is about.  It’s about cities first.  That’s our market.  It’s about young, urban adults in Beijing, Tokyo, Hong Kong, wherever it is—we’re not in Hong Kong yet but hopefully one day we’ll be there.  It’s about young, you know, young upwardly mobile urban adults and we want to service that market and we don’t see, you know, there’s going to be some job loss there, you know, but there’s also opportunities for new things to happen and I think you’re seeing it.  A lot of—a lot of companies that cater to young adults are doing well right now.  We think we’re one of them.  So I hope I’ve answered your question.

Adrian Kowalewski:  Dov, I wanted to get back to Matt Wiger’s question on advertising because I didn’t have the compare from last year in front of me.  But I think it illustrates another important point about our strategy right now.  For the third quarter that was just finished, we did—we had about $5.5 million of advertising expense compared with $3.6 million from a year ago.  While that’s an increase, it’s still down as a percentage of sales.  And right now we’ve been selectively paring back our advertising spend because we believe our brand has come a long way in certain markets.  So we’re doing that.  We’re also optimizing our web ad spend and doing other things to make sure that we’re getting, you know, a better return on our advertising dollars.

Operator:   And we do have a follow up question from Todd Slater with Lazard Capital.

Todd Slater:  Thanks very much.  Can we just go over the pre-opening expense a little bit.  You had a great EPS number, $0.16, after all this pre-open.  I’m calculating $0.06 a share which sort of gives you a sense of how strong the underlying business is outside of that.  Do you guys have the year-to-date number and sort of what that compares to last year?  Obviously it’s got be up, you have a lot more stores open, but I was just trying to calculate the increment year over year.

Adrian Kowalewski:  On a year-to-date basis, the total preopening cost is $8.7 million.

Todd Slater:  Okay.  Do you have a sense of what it was last year?

Adrian Kowalewski:  I don’t have that number in front of me.  I’ll get it to you though. These are all disclosed in the 10-Q.

Todd Slater:  Okay.  I think the Q just crossed.  So we’ll check that out.  And then the same thing on the advertising side, for the quarter you mentioned $5.5 versus $3.6, how is it year-to-date for the first nine months versus (inaudible).  If you can try to find that, that would be helpful.

Adrian Kowalewski:  Well…

Todd Slater:  (Inaudible)

Adrian Kowalewski:  We’ve significantly ramped up our ad spend in Q2 and Q3 of 2007, so it’s going to be higher just because, you know, we didn’t have all that ad spend in Q1 of ‘07.

Todd Slater:  Right, so this year for the three quarters will obviously be much higher than last year, I’m assuming.

Adrian Kowalewski:  Correct.

Todd Slater:  I’m just curious as to what that is.

Adrian Kowalewski:  For the nine months, right—for the nine months this year it was $14.6 million versus $8.3 million last year.

Todd Slater:  Okay, perfect.  And then just a sort of broader question on the technology side like, you know, use of labor, optimization, distribution, ERP systems, those kinds of systems.  How early in the curve are you in implementing those types of, you know, any types of state of the art systems to help you manage the product and the labor and all that stuff? And what kind of an opportunity do you see there?

Dov Charney:  Are you asking Dov or Adrian?

Todd Slater: You know what, either one of you.

Dov Charney:  Adrian, you want to do that one?

Adrian Kowalewski:  On production?

Dov Charney:  I think we’re very early in the stages.  I think it’s going to take a number of years to fully harness the power of some of this ERP software.  You know, we’re making strides there but I think we have probably a 36 month opportunity here.  Okay, it takes—it’s not just a—it’s a data in but it’s not just a data in, it’s how you analyze the data, how you build the reports, how, you know, we are transforming to have more of a retail focus than wholesale focus so that’s changes the sensibilities.  There’s a big learning curve here so I don’t want to promise that its’ a tomorrow thing but I think we’re making a lot of progress and I think there’s an efficiency that will take place over time that will help optimize the, you know, the use of inventory.  And the composition of inventory at each phase, the composition of inventory in terms of a—from a textile point of view, a raw material point of view, you know, factory inventory point of view, in transit point of view and at each store.  I think there’s—it’s not a short term scenario but I think there’s incremental opportunities there.  Sometimes just to implement these new elements of ERP, it costs more on a short term basis to actually damaging to earnings not accretive.  But over time, it’s the right thing to do and it’s about a—having a long—I think it’s about having a long term vision.

Todd Slater:  Okay, Dov while I have you, do you still feel in terms of the operating margin for ‘09 that –I know you said you should be able to drive positive comps next year even on these levels even in a recession.  I’m just wondering do you feel the operating margin should still be able to grow next year, let’s say, even on a low, amid single digit type of comp?

Dov Charney:  Todd, I am certain it will improve because you have less stores in the pipeline because we’re opening them faster, we’re signing fewer leases, we’re searching for stores that we can open more quickly.  The percentage of unopened stores naturally, even if it were to remain stable which I’m saying would reduce the number of unopened stores in the pipeline but the percentage—the percentage of store will naturally decline as we gain leverage on  that.  I think, yes—and plus, I mean, you know, there’s a spirit of cost control going on throughout the market place.  As you saw, Adrian, you know, says we’re going to try and run the business to produce some cash, you know.  I think as you do that you cut out the fat and you realign some of the expenses, bring in the advertising a little bit, start learning what works and what doesn’t, you know, cut out the bad and accelerate the good.  Naturally I still think, you know, it’s my personal goal to make sure that the EBIT margin increases and that’s my job here as CEO of American

Apparel.  And you know, we’re doing that.  We’re going to make that happen. That’s a must—must do.

Todd Slater:  Okay, great.  All the best.

Dov Charney:  I’ve got my work cut out for me but I think we’ll be successful and I—does anybody else have any questions or…?  There’s an email question that came in I think that we might want—it’s, Adrian, do you want to capture that or do you have it in front of you?

Adrian Kowalewski:  I don’t have the question.  What’s the question?

Dov Charney:  Let’s—I think the question is, you know, during—where is the question here, let’s get it.  Sorry it came in by email.

I’m interested in the details of the $51 million loan due on January ‘09.  They said it could pull forward a month early if (inaudible) forces the issue.  I’m wondering if I heard that correctly or what happens if that happens?

I can answer that, Adrian, or you can start.

Adrian Kowalewski:  I got it.  I mean, basically the second lien term loan matures in January.  If there isn’t a successful refinancing to the satisfaction of the senior lender, their facility comes due December.  So their maturity comes first.  Obviously we’re in negotiations with a number of parties regarding a refinancing so that it doesn’t get to that point.  You know, currently because of the high level of collateral that we have, meaning essentially our inventory, under our asset base revolver formula, we have approximately $20 million of additional lending capacity we would be able to tap into if we had a larger line of credit with our lender group.  We’ve also been talking to a number of commercial banks, you know, about a potential participation and that’s been to get access to that suppressed availability.  Additionally, we have approximately $10 million of manufacturing equipment that we purchased earlier in the year which we’ve been in discussion with equipment lessors regarding equipment financing.  We believe that agreement or commitment for the junior debt will expedite accessing additional secured financing.  So that’s one of the things we’re working on.

Dov Charney:  Okay. And I think we, you know, I think we basically I’ve had personal visits with most of the lenders in the syndicate and as well as our junior lender.  And I feel confident just based on the face to face business that we’ve had that we’re going to be able to negotiate some kind of situation that’s positive for the company and helps us continue, you know, our—the development of our business.  And I just think—I just think just with the results that we’ve had and the support that we’ve had, at least from the support that I’ve experienced when I’ve met with these people face to face, I feel like we can get something done that kind  of help propel us into the next few years of growth. And naturally there’s some fine-tuning and negotiation that needs to take place.  But this has been something that’s been on our minds for some time and I feel will be resolved in a positive way.

Is there any other questions?

Operator:  There are no further questions.  So I would like to turn the conference back over to you, Mr. Charney, for any additional or closing remarks.

Dov Charney:  Okay, well we want to thank you again for your interest in American Apparel.  And we’re obviously very pleased with the way we are performing in the current environment and even excited about the foundation we’re laying around the world for our brand to really prosper over the next decade.   We feel confident that we’ll reach the $70 to $75 million EBITDA mark for 2009 that we projected when we announced our deal with Endeavor almost two years and looking forward to build on top of that in the future. [The  reference to 2009  is incorrect; the year referred to should have been 2008.]I want to wish everybody a happy holidays and we are looking forward to seeing many of you in January.  And I’m really proud of—again, I just want to reiterate that I’m super proud of where we’re going.  I’m super proud of the team at the financial level, the manufacturing level and the retail level.  I think we’re going to have a fantastic 2009.  And I want to make everybody proud.  And it’s—I want to bring a lot of good spirits to the family of American Apparel and all the stakeholders involved.   So thank you very much.  I appreciate everybody’s support and I’m not going to let anybody down.  So have a good—have a good evening and I’m proud to be on the call with everyone.  Thank you very much.

Operator:  Ladies and gentlemen, that does conclude today’s presentation.  We thank everyone for their participation and have a wonderful day.

Safe Harbor Statement

This document may contain forward-looking statements which are based upon the current beliefs and expectations of our management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others: changes in the level of consumer spending or preferences or demand for our products; increasing competition; our ability to hire and retain key personnel and our relationship with our employees; suitable store locations and our ability to attract customers to our stores; effectively carrying out and managing our growth strategy; failure to maintain the value and image of our brand and protect our intellectual property rights; declines in comparable store sales; seasonality; consequences of our significant indebtedness, including our ability to comply with our debt agreements, generate cash flow to service our debt; our ability to extend, renew or refinance our existing debt; costs of materials and labor; location of our facilities in the same geographic area; manufacturing, supply or distribution difficulties or disruptions; risks of financial nonperformance by customers; investigations, enforcement actions and litigation; compliance with or changes in laws and regulations; costs as a result of operating as a public company; material weaknesses in internal controls; interest rate and foreign currency risks; loss of U.S. import protections or changes in duties, tariffs and quotas and other risks associated with international business; our ability to upgrade our information technology infrastructure and other risks associated with the systems that operate our online retail operations; general economic and industry conditions, including worsening U.S. and foreign economic conditions and turmoil in the financial markets; and other risks detailed in our filings with the Securities and Exchange Commission, including our 2007 Annual Report on Form 10-K.  Our filings with the SEC are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.